RULE PROVISION NOTICE

Re:       Form 25-NSE - Notification of Removal from Listing and
          Registration

Issuer:   Two Roads Shared Trust
Security: Anfield Dynamic Fixed Income ETF (ADFI)
Exchange: Cboe BZX Exchange, Inc.

Pursuant to Rule 12d2-2(a)(2) under the Securities Exchange Act of 1934, as amended, Cboe BZX Exchange, Inc. (the "Exchange") hereby gives notice that the above-referenced security is being removed from listing and registration on the Exchange as a result of a voluntary delisting by the Exchange.

Suspension Date:            July 24, 2026
Liquidation Date:           July 30, 2026
(redeemed/paid at maturity or retirement)
Delisting Effective Date:   August 14, 2026

This notice is furnished as Exhibit EX-99.25 to the Form 25-NSE filed by the Exchange with the U.S. Securities and Exchange
Commission.